     As filed with The Securities and Exchange Commission on March 9, 2001



                                                      Registration No. 333-55010

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--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            MANUGISTICS GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                          DELAWARE                                                     52-1469385
              (State or Other Jurisdiction of                                       (I.R.S. Employer
               Incorporation or Organization)                                    Identification Number)

                           2115 East Jefferson Street
                           Rockville, Maryland 20852
                                 (301) 984-5000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                            ------------------------


                                Gregory J. Owens
         Chairman of the Board of Directors and Chief Executive Officer
                            Manugistics Group, Inc.
                           2115 East Jefferson Street
                           Rockville, Maryland 20852
                                 (301) 984-5000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                            ------------------------

                                    Copy to:

                          Joseph H. Jacovini, Esquire
                            Merritt A. Cole, Esquire
                              Dilworth Paxson LLP
                            3200 Mellon Bank Center
                               1735 Market Street
                     Philadelphia, Pennsylvania 19103-7595
                                 (215) 575-7000
        Approximate date of commencement of proposed sale to the public
   As soon as practicable after the Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
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                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
         TITLE OF SHARES                 AMOUNT TO             OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
        TO BE REGISTERED               BE REGISTERED              PER UNIT                 PRICE              REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.002
  per share......................         208,746                $50.375(1)          $10,515,579.75(1)        $2,628.89(1)(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.002
  per share......................          71,076                $24.00(2)            $1,705,824.00(2)           $426.46(2)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, in connection with the initial filing of this Registration Statement, by taking the average of the high and low prices of the registrant's common stock reported on The Nasdaq National Market on February 1, 2001.



(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, by taking the average of the high and low prices of the registrant's common stock reported on The Nasdaq National Market on March 5, 2001.



(3)Previously paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER AND SALE IS NOT PERMITTED.


                   Subject to Completion, dated March 9, 2001


                               [MANUGISTICS LOGO]


                                 279,822 SHARES


                                  COMMON STOCK

                            ------------------------


     We are going to issue shares of our common stock, $.002 par value per share to certain of the former stockholders of STG Holdings Inc., a Delaware corporation (STG) in connection with our acquisition of STG. The number of shares of common stock to be issued was determined based upon the market price of our common stock during a specified period ending two business days prior to the effective date of the Registration Statement of which this Prospectus is a part. (See "Recent Developments -- Acquisition of STG Holdings Inc.") These former stockholders will offer shares obtained by them in connection with our acquisition of STG. Joseph Broderick, who formerly served as one of our executive officers, received an option in December 1995 from William Gibson, then our chief executive officer, to purchase 120,000 shares of our common stock at $3.28 per share (as adjusted for 2-for-1 stock splits in 1997 and 2000) in connection with Mr. Broderick's employment by us. The option vested in full in December 1999 and expires in December 2009. The selling stockholders named in this Prospectus, consisting of certain of the former STG stockholders and Mr. Broderick, may sell the shares offered by them under this Prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.


     We will not receive any proceeds from the sale of shares offered by the selling stockholders hereby.


     Our common stock is listed on The Nasdaq National Market under the symbol "MANU." On March 7, 2001, the closing sale price of our common stock, as reported on The Nasdaq National Market, was $26.94.


     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE           .


     The securities offered or sold under this Prospectus have not been approved by the SEC or any state securities commission, nor have these organizations determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



                The date of this Prospectus is           , 2001

     In connection with this offering, no person is authorized to give any information or to make any representations not contained in this Prospectus. If information is given or representations are made, you may not rely on that information or those representations as having been authorized by us. This Prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this Prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this Prospectus, nor from any sale made under this Prospectus, that our affairs are unchanged since the date of this Prospectus or that the information contained in this Prospectus is correct as of any time after the date of this Prospectus.


     Manugistics is a registered trademark, and the Manugistics logo and the phrases "Leveraged Intelligence," "Enterprise Profit Optimization," and "NetWORKS" are trademarks of Manugistics, Inc. All other product or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.


     Unless the context otherwise requires, the terms "we," "our," "us" or "Manugistics" refers to Manugistics Group, Inc., a Delaware corporation.


     All share numbers in this Prospectus reflect the Company's two-for-one stock split effective December 7, 2000.


                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


     In addition to the historical information contained in this Prospectus, this Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. For example, words such as "may", "will", "should", "estimates", "predicts", "potential", "continue", "strategy", "believes", "anticipates", "plans", "expects", "intends", and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statement. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those discussed under the heading "Risk Factors" and the risks discussed in our future filings under the Exchange Act of 1934, as amended.



     You should read this Prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future.

                               PROSPECTUS SUMMARY


     The following is a summary of our business. You should carefully read the section entitled "Risk Factors" in this Prospectus for more information on our business and the risks involved in investing in our stock.


                                  MANUGISTICS

OUR BUSINESS


     We are the leading global provider of Enterprise Profit Optimization(TM)
(EPO) and marketplace (electronic marketplace) solutions that help companies lower operating costs, increase revenues, enhance profitability, and accelerate growth by optimizing the supply-demand network from design and procurement through pricing and delivery. We believe EPO is an important emerging market made possible through the combination of the proven cost-reduction power of supply chain management (SCM) solutions and the breakthrough revenue-generating capacity of pricing and revenue optimization (PRO).



     Our solutions, which include our family of marketplace and application software products, strategic consulting, and implementation services, help our clients monitor and streamline their core internal operational processes involving the design, purchase, manufacture, storage, transportation, marketing, and selling and pricing of their goods and services. Our solutions help integrate clients' internal processes with those of their trading partners and provide the collaboration and optimization required throughout the demand and supply chains and across extended marketplaces. Our solutions also help our clients improve customer service and improve resource allocation through more effective operational decisions, driving revenue higher and costs lower.



     Increasing global competition, shortening product life cycles and developing marketplace initiatives of new and existing competitors are driving enterprises to provide improved levels of customer service while shortening their time-to-market. We were an early innovator in trading partner collaboration, with our first Internet-ready products commercially available in late 1997. Our technology initiatives continue to focus on the changing needs of companies in the markets we serve, as well as the requirements of the new marketplace economy. Our NetWORKS(TM) products are web enabled through our WebWORKS(TM) architecture and have provided advanced integration to disparate systems through our WebConnect products. Through our exchange platform ExchangeWORKS(TM), we are now addressing the new marketplace processes enabled by the Internet, such as auctions, dynamic pricing, procurement, track and trace, as well as order and pipeline visibility.



     We offer solutions to companies in a diverse array of industries including agriculture, apparel, chemicals, consumer durables, consumer packaged goods, electronics & high technology, energy, food & beverage, government, logistics, metals, motor vehicles & parts, pharmaceuticals, pulp & paper, retail, services and transport, travel & hospitality. Our customer base of over 1,100 clients includes large, multinational enterprises such as 3Com, Cisco Systems, Coca-Cola Bottling, Astec Power Division of Emerson, Ford, Fuji Photo Film USA, Harley-Davidson, Levi Strauss & Co., Marriott, Texas Instruments, The Limited and Unilever, as well as medium-sized enterprises and emerging marketplaces.



     Our principal executive offices are located at 2115 East Jefferson Street, Rockville, Maryland 20852, and our main telephone number is (301) 984-5000. We have offices in Atlanta, Chicago, Denver, Irving, TX, Mountain View, CA, Wayne, PA, and San Mateo, CA in the United States, and internationally in Australia, Belgium, Brazil, Canada, France, Germany, Italy, Japan, Mexico, The Netherlands, Singapore, Spain, Sweden and the United Kingdom.

RECENT DEVELOPMENTS


  Acquisition of STG Holdings Inc.



     As we have previously announced, effective as of January 16, 2001, we acquired all of the capital stock of STG Holdings Inc., a Delaware corporation ("STG") based in London, England (the "Acquisition"), pursuant to a Stock Purchase Agreement dated as of December 22, 2000 among us, STG, all of the stockholders of STG, and Strathdon Investments Limited, as representative of the stockholders, optionholders and warrantholders of STG (the "STG Equity Holders Representative"). STG is a leading developer of advanced strategic, tactical and operational planning, scheduling and simulation software for single factory and multi-factory enterprises. This acquisition will be accounted for as a purchase transaction and will result in the recording of an intangible asset.



     In connection with the Acquisition, we agreed to pay to or for the benefit of the holders of STG's capital stock (the "STG Stockholders") consideration valued at approximately $6.0 million, consisting of cash payments of approximately $1.5 million and the issuance of shares of our common stock valued at approximately $4.5 million to certain STG Stockholders. The number of shares of common stock to be issued was determined based on the market price of our common stock during a specified period ending two business days before the effective date of the Registration Statement of which this Prospectus is a part. One million dollars of the cash paid is being held in escrow for a period of one year from the date of the Acquisition to secure potential claims which we may have for indemnification, and the remaining cash was used to pay certain fees and costs associated with the Acquisition.


     We also agreed to pay up to $27.9 million in additional consideration, if certain revenue-based performance requirements were met during the 21 month period ended October 31, 2002. This additional consideration, if any, would be payable in cash or in the form of shares of our common stock. The additional consideration would be allocated among certain of the STG Stockholders and the holders of options and warrants exercisable for shares of STG's capital stock outstanding at the time of the Acquisition as agreed upon by the affected parties. If we issue additional shares of our common stock, we are obligated to register them for resale on a Form S-3.

                                  THE OFFERING


Common Stock Offered by the Selling
  Stockholders..................................    279,822
Common Stock Outstanding........................    66,680,600
                                                    The Company will not receive any proceeds
                                                    from the sale of common stock offered
Use of Proceeds.................................    hereby.
Nasdaq Symbol...................................    MANU

                                  RISK FACTORS


     An investment in the shares of common stock involves a high degree of risk. Before you decide to purchase the shares of common stock, you should carefully consider these risk factors together with all of the other information included in this Prospectus.


                         RISKS RELATED TO OUR BUSINESS

AS A RESULT OF RECENT SIGNIFICANT CHANGES IN OUR MANAGEMENT, PERSONNEL AND PRODUCTS, YOU MAY HAVE DIFFICULTY EVALUATING OUR PROSPECTS BASED ON OUR SIGNIFICANT LOSSES IN RECENT FISCAL YEARS.


     We experienced operational difficulties in fiscal 1999 and the first half of fiscal 2000. Problems with our direct sales operation and intense competition, among other factors, contributed to net losses in fiscal 1999 and fiscal 2000, and for the nine months ended November 30, 2000. In response to our problems, we hired a new executive management team, enhanced our supply chain optimization and marketplace products and services, expanded the scope of our product and service offerings to include pricing and revenue optimization and improved our direct sales organization. Our ability to continue to achieve operational improvements and improve our financial performance will be subject to a number of risks and uncertainties, including the following:



     - slower growth in the market for supply chain management, pricing/revenue optimization and marketplace solutions;


     - our ability to introduce new software products and services to respond to technological and client needs;

     - our ability to manage our anticipated growth;

     - our ability to hire, integrate and deploy our direct sales force effectively;

     - our ability to expand our distribution capability through indirect sales channels;

     - our ability to respond to competitive developments and pricing; and

     - our dependence on our current executive officers and key employees.

     If we fail to successfully address these risks and uncertainties, our business could be harmed and we could continue to incur significant losses.

WE HAVE EXPERIENCED SIGNIFICANT LOSSES IN RECENT FISCAL YEARS. OUR FUTURE RESULTS WILL BE ADVERSELY AFFECTED BY SEVERAL TYPES OF NON-CASH CHARGES. IF WE DO NOT ACHIEVE OR MAINTAIN PROFITABILITY IN THE FUTURE, OUR STOCK PRICE MAY DECLINE.


     We have recently incurred significant losses, including net losses of $11.4 million for the nine-months ended November 30, 2000, $8.9 million in fiscal 2000 and $96.1 million in fiscal 1999. We will incur non-cash charges in the future related to the amortization of intangible assets and non-cash compensation expenses associated with our acquisition of Talus Solutions, Inc. (Talus) and the amortization of intangible assets relating to our acquisition of STG, and related to investment banking fees associated with our private placement of 5% subordinated convertible notes. In addition, we may incur non-cash compensation charges related to our stock option repricing as discussed in more detail on page 13. We cannot assure you that our revenues will grow or that we will achieve or maintain profitability in the future. Our ability to increase revenues and achieve profitability will be affected by the other risks and uncertainties described in this section. Our failure to achieve profitability could cause our stock price to decline, and our ability to finance our operations could be impaired.

OUR OPERATING RESULTS FLUCTUATE, AND IF WE FAIL TO MEET THE EXPECTATIONS OF THE INVESTMENT COMMUNITY IN ANY PERIOD, OUR STOCK PRICE COULD DECLINE SIGNIFICANTLY.

     Our revenues and operating results are difficult to predict, and we believe that period-to-period comparisons of our operating results will not necessarily be indicative of future performance. The factors that may cause fluctuations of our quarterly operating results include the following:

     - the size, timing and contractual terms of licenses and sales of our products and services;

     - the potentially long and unpredictable sales cycle for our products;

     - technical difficulties in our software that could delay the introduction of new products or increase their costs;

     - introductions of new products or new versions of existing products by us or our competitors;

     - changes in prices or the pricing models for our products and services or those of our competitors;

     - changes in the mix of our software license revenues, consulting revenues and solution support revenues;

     - changes in the mix of sales channels through which our products and services are sold; and

     - changes in rules relating to revenue recognition or in interpretations of those rules.

     Due to fluctuations from quarter to quarter, our operating results may not meet the expectations of securities analysts or investors. If this occurs, the price of our common stock could decline significantly.

VARIATIONS IN THE TIME IT TAKES US TO SELL OUR SOLUTIONS MAY CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS.

     The time it takes to sell our solutions to prospective clients varies substantially, but typically ranges between six and twelve months. Variations in the length of our sales cycles could cause our revenues to fluctuate widely from period to period. Because we typically recognize a substantial portion of our license revenues in the last month of a quarter, any delay in the sale of our products could cause significant variations in our revenues from quarter to quarter. Furthermore, because our operating expenses are relatively fixed over the short term and we devote significant time and resources to prospective clients, these fluctuations could cause our operating results to suffer in some future periods. The length of our sales cycle depends on a number of factors, including the following:


     - the complexities of the supply chain, pricing/revenue and marketplace problems our solutions address;


     - the breadth of the solution required by the client, including the technical, organizational and geographic scope of the license;

     - the evaluation and approval process employed by the client;

     - the sales channel through which the solution is sold; and

     - any other delays arising from factors beyond our control.

THE SIZE AND SCOPE OF OUR CONTRACTS WITH CLIENTS ARE INCREASING, WHICH MAY CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS.


     Our clients and prospective clients are seeking to solve increasingly complex supply chain, pricing/revenue and marketplace problems. Further, we are now focusing on providing total solutions to our clients, as opposed to only licensing software. As the complexity of the problems our clients seek to solve increases, the size and scope of our contracts with clients increase. As a result, our operating results could fluctuate due to the following factors:

     - the complexity of our contracts;

     - contractual terms may vary widely, which may result in differing methods of accounting for revenue from each contract;

     - losses of, or delays in concluding, larger contracts could have a proportionately greater effect on our revenues for a particular period; and

     - the sales cycles related to larger contracts may be longer and subject to greater delays.

     Any of these factors could cause our revenues to decline or fluctuate significantly in any quarter and could cause a decline in our stock price.

WE HAVE EXPERIENCED DIFFICULTIES INTEGRATING ACQUISITIONS IN THE PAST AND MAY EXPERIENCE PROBLEMS WITH FUTURE ACQUISITIONS THAT COULD MATERIALLY HARM OUR BUSINESS.

     Acquisitions involve the integration of companies that have previously operated independently. In connection with any acquisition, there can be no assurance that we will:

     - effectively integrate employees, operations, products and systems;

     - realize the expected benefits of the transaction;

     - retain key employees;

     - effectively develop and protect key technologies and proprietary know-how;

     - avoid conflicts with our clients who have commercial relationships or compete with the acquired company;

     - avoid unanticipated operational difficulties or expenditures; and

     - effectively operate our existing business lines, given the significant diversion of resources and management attention required to successfully integrate acquisitions, including the acquisition of Talus in December 2000 and STG in January 2001.

     We experienced significant difficulties with the integration of the products and operations of ProMIRA Software, Inc. (ProMIRA), and TYECIN Systems, Inc. (TYECIN), which we acquired in the first half of calendar year 1998. These difficulties included problems integrating the prior ProMIRA sales forces and the delayed releases of the in-process technology acquired as part of the transaction. In addition, as a result of the poor financial performance we experienced in fiscal 1999, the technology acquired in conjunction with the TYECIN acquisition was not integrated into our solutions and, therefore, revenues generated from this technology have been nominal. Similar difficulties with future acquisitions could materially and adversely affect our business, results of operations and financial condition.

WE MAY ENCOUNTER PROBLEMS EFFECTIVELY INTEGRATING TALUS.

     On December 21, 2000, we completed the acquisition of Talus, a privately held company that provides pricing and revenue optimization products and services. This acquisition is substantially larger than all of our prior acquisitions, not all of which have been successful. In addition to the risks described above in connection with acquisitions generally, the ultimate success of our acquisition of Talus is dependent on factors which include the following:

     - our ability to complete the commercial release of Talus' custom-developed products;

     - our ability to protect and maintain Talus' intellectual property rights;

     - our ability to successfully market and license the products Talus has developed and is developing for commercial release;

     - our ability to successfully integrate Talus' technologies;

     - our ability to retain and motivate Talus' employees;

     - market acceptance of the products Talus has commercially developed to date;


     - our ability to fulfill our strategic plan for the acquisition of Talus by integrating our supply chain and marketplace capabilities and products with Talus' pricing and revenue optimization products and services;



     - market acceptance of our combined supply chain and pricing and revenue optimization solutions;


     - our ability, together with Talus, to cross-sell products and services into our respective markets; and

     - the outcome of disputes and litigation which have arisen in the ordinary course of business.

OUR ACQUISITION OF TALUS WILL ADVERSELY AFFECT OUR COMBINED FINANCIAL RESULTS.

     We will incur substantial dilution to our earnings per share in accordance with generally accepted accounting principles for the foreseeable future as a result of the Talus acquisition. In connection with the acquisition, we will amortize approximately $23 million of deferred compensation related to unvested stock options over four years. Further, we will incur an annual amortization charge of approximately $92 million related to goodwill and intangible assets over the next four years.


WE DEPEND ON SALES OF OUR SUPPLY CHAIN MANAGEMENT AND PRICING/REVENUE OPTIMIZATION AND MARKETPLACE SOLUTIONS, AND OUR BUSINESS WILL BE MATERIALLY AND ADVERSELY AFFECTED IF THE MARKET FOR OUR PRODUCTS DOES NOT CONTINUE TO GROW.



     Substantially all of our software license fees, consulting revenues and solution support revenues have arisen from, or are related directly to, our supply chain management and pricing/revenue optimization and marketplace solutions. We expect to continue to be dependent upon these products in the future, and any factor adversely affecting the products or the market for supply chain management and pricing/revenue optimization and marketplace solutions, in general, would materially and adversely affect our ability to generate revenues. While we believe the market for supply chain management and pricing/revenue optimization and marketplace solutions will continue to expand, it may grow more slowly than in the past. If the market for our products does not grow as rapidly as we expect, revenue growth, operating margins or both could be adversely affected.



OUR MARKETS ARE VERY COMPETITIVE, AND WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE.



     The markets for our solutions are very competitive. The intensity of competition in our markets has significantly increased and we expect it to increase in the future. Our current and potential competitors may make acquisitions of other competitors and may establish cooperative relationships among themselves or with third parties. Further, our current or prospective clients and partners may become competitors in the future. Increased competition is likely to result in price reductions, lower gross margins, longer sales cycles and the loss of market share. Each of these developments could materially and adversely affect our growth and operating performance.

MANY OF OUR CURRENT AND POTENTIAL COMPETITORS HAVE SIGNIFICANTLY MORE RESOURCES THAN WE DO AND, THEREFORE, WE MAY BE AT A DISADVANTAGE IN COMPETING WITH THEM.



     We directly compete with other application software vendors including:
Adexa, Inc., Aspen Technology, Inc., The Descartes Systems Group Inc., i2 Technologies, Inc., Logility, Inc., Micros Systems, Inc., PROS Revenue Management, Salore, Inc., SynQuest and Yield Star Technology. Some marketplace software companies that do not currently offer competitive products or solutions, such as Ariba, Inc. and Commerce One, may begin to compete directly with us. In addition, some enterprise resource planning (ERP) companies such as Invensys plc (which acquired Baan Company N.V.), J.D. Edwards & Company, Oracle Corporation, PeopleSoft, Inc., and SAP AG have acquired or developed and are continuing to develop supply chain planning software products. Some of our current and potential competitors, particularly the ERP vendors, have significantly greater financial, marketing, technical and other competitive resources than us, as well as greater name recognition and a larger installed base of clients. In addition, many of our competitors have well-established relationships with our current and potential clients and have extensive knowledge of our industry. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in client requirements or to devote greater resources to the development, promotion and sale of their products than we can. Any of these factors could materially impair our ability to compete and adversely affect our revenue growth and operating performance.


IF WE FAIL TO DEVELOP NEW PRODUCTS AND SERVICES IN THE FACE OF OUR INDUSTRY'S RAPIDLY EVOLVING TECHNOLOGY, OUR FUTURE RESULTS MAY BE MATERIALLY AND ADVERSELY AFFECTED.


     The markets for supply chain management and pricing/revenue optimization and marketplace solutions are subject to rapid technological change, changing client needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. Our growth and future operating results will depend, in part, upon our ability to enhance existing applications and develop and introduce new applications or capabilities that:


     - meet or exceed technological advances in the marketplace;

     - meet changing client requirements;

     - comply with changing industry standards;

     - achieve market acceptance;

     - integrate third-party software effectively; and

     - respond to competitive offerings.

     Our product development and testing efforts have required, and are expected to continue to require, substantial investment. We may not possess sufficient resources to continue to make the necessary investments in technology. In addition, we may not successfully identify new software opportunities or develop and bring new software to market in a timely and efficient manner. If we are unable, for technological or other reasons, to develop and introduce new and enhanced software in a timely manner, we may lose existing clients and fail to attract new clients, which may adversely affect our performance.

DEFECTS IN OUR SOFTWARE OR PROBLEMS IN THE IMPLEMENTATION OF OUR SOFTWARE COULD LEAD TO CLAIMS FOR DAMAGES BY OUR CLIENTS, LOSS OF REVENUES OR DELAYS IN THE MARKET ACCEPTANCE OF OUR PRODUCTS.

     Our software products are complex and are frequently integrated with a wide variety of third-party software. We may license products that contain undetected errors or failures when new products are first introduced or as new versions are released. We may also be unable to meet client expectations in implementing our solutions. These problems may result in claims for damages suffered by our clients or a loss of, or delays in, the market acceptance of our products.

In the past, we have discovered software errors in our new releases and new products after their introduction. In the event that we experience significant software errors in future releases, we could experience claims for damages, delays in product releases, client dissatisfaction and potentially lost revenues during the period required to correct these errors. In the future, we may discover errors or limitations in new releases or new products after the commencement of commercial shipments. Any of these errors, defects or delays could materially harm our business.


WE ARE DEPENDENT ON THIRD-PARTY SOFTWARE THAT WE INCORPORATE INTO, AND INCLUDE WITH, OUR PRODUCTS AND SOLUTIONS, AND IMPAIRED RELATIONS WITH THESE THIRD PARTIES, DEFECTS IN THIRD-PARTY SOFTWARE OR THE INABILITY TO ENHANCE THEIR SOFTWARE OVER TIME COULD HARM OUR BUSINESS.



     We incorporate and include third-party software into and with our products and solutions. We are likely to incorporate and include additional third-party software into and with our products and solutions as we expand our product offerings. The operation of our products would be impaired if errors occur in the third-party software that we utilize. It may be more difficult for us to correct any defects in third-party software because the software is not within our control. Accordingly, our business could be adversely affected in the event of any errors in this software. There can be no assurance that these third parties will continue to invest the appropriate levels of resources in their products and services to maintain and enhance the software capabilities. Furthermore, it may be difficult for us to replace any third-party software if a vendor seeks to terminate our license to the software. Any impairment in our relationship with these third parties could adversely impact our business and financial condition.


WE ARE SUBSTANTIALLY DEPENDENT ON THIRD PARTIES TO INTEGRATE OUR SOFTWARE WITH OTHER SOFTWARE PRODUCTS AND PLATFORMS.


     We depend on companies such as Extricity, Inc., Vignette Corporation and webMethods, Inc. to integrate our software with software and platforms developed by third parties. If these companies are unable to develop or maintain software that effectively integrates our software and is free from errors, our ability to license our products and provide solutions could be impaired. Further, we rely on these companies to maintain relationships with the companies that provide the external software that is vital to the functioning of our products and solutions. The loss of any company that we use to integrate our software products could adversely affect our business, results of operations and financial condition.


OUR EFFORTS TO DEVELOP RELATIONSHIPS WITH VENDORS SUCH AS SOFTWARE COMPANIES, CONSULTING FIRMS, RESELLERS AND OTHERS TO IMPLEMENT AND PROMOTE OUR SOFTWARE PRODUCTS MAY FAIL.

     We are developing, maintaining and enhancing significant working relationships with complementary vendors, such as software companies, consulting firms, resellers and others that we believe can play an important role in marketing our products. We are currently investing, and intend to continue to invest significant resources to develop and enhance these relationships, which could adversely affect our operating margins. We may be unable to develop relationships with organizations that will be able to market our products effectively. Our arrangements with these organizations are not exclusive and, in many cases, may be terminated by either party without cause. Many of the organizations with whom we are developing or maintaining marketing relationships have commercial relationships with our competitors. Therefore, there can be no assurance that any organization will continue its involvement with us and our products. The loss of relationships with important organizations could materially and adversely affect our results of operations.

WE HAVE ONLY RECENTLY ENTERED INTO CONTRACTS WITH GOVERNMENTAL AGENCIES. THESE CONTRACTS OFTEN INVOLVE LONG PURCHASE CYCLES AND COMPETITIVE PROCUREMENT PROCESSES.

     We have recently begun providing our solutions to government agencies and expect that a significant portion of our future revenues may be derived from government agency clients.

Obtaining government contracts may involve long purchase cycles, competitive bidding, qualification requirements, performance bond requirements, delays in funding, budgetary constraints and extensive specification development and price negotiations. In order to facilitate doing business with the federal government, we have submitted a schedule of prices for our products and services to the General Services Administration. We are permitted to update our schedule of prices only on an annual basis. Each government agency maintains its own rules and regulations with which we must comply and which can vary significantly among agencies. Government agencies also often retain a significant portion of fees payable upon completion of a project and collection of such fees may be delayed for several months. Accordingly, our revenues could decline as a result of these government procurement processes. In addition, it is possible that, in the future, some of our government contracts may be fixed price contracts which may prevent us from recovering costs incurred in excess of our budgeted costs. Fixed price contracts may require us to estimate the total project cost based on preliminary projections of the project's requirements. The financial viability of any given project depends in large part on our ability to estimate such costs accurately and complete the project on a timely basis. In the event our actual costs exceed the fixed contract cost, we will not be able to recover the excess costs. If we fail to properly anticipate costs on fixed price contracts, our profit margins will decrease. Some government contracts are also subject to termination or renegotiation at the convenience of the government, which could result in a large decline in revenue in any given quarter. Multi-year contracts are contingent on overall budget approval by Congress and may be terminated due to lack of funds.


INCREASED SALES THROUGH INDIRECT CHANNELS MAY ADVERSELY AFFECT OUR OPERATING PERFORMANCE.

     Even if our marketing efforts through indirect channels are successful and result in increased sales, our average selling prices and operating margins could be adversely affected because of the lower unit prices that we receive when selling through indirect channels.

IF WE FAIL TO EFFECTIVELY EXPAND OUR SALES ORGANIZATION, OUR ABILITY TO GROW WILL BE LIMITED.

     Our continuing efforts to expand our sales organization will require significant resources. New sales personnel will require training and may take a long time to achieve full productivity. Further, the competition for qualified sales personnel is intense, and there is no assurance that we can attract and retain qualified sales people at levels sufficient to support our growth. Any failure to adequately sell and support our products could limit our growth and adversely affect our performance.

THE LIMITED ABILITY OF LEGAL PROTECTIONS TO SAFEGUARD OUR INTELLECTUAL PROPERTY RIGHTS COULD IMPAIR OUR ABILITY TO COMPETE EFFECTIVELY.

     Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of confidentiality procedures, contractual provisions, patent, copyright, trademark and trade secret laws. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and, although we are unable to determine the extent to which piracy of our software products exists, we expect software piracy to be a problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Furthermore, our competitors may independently develop technology similar to ours.

OUR PRODUCTS MAY INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY CAUSE US TO INCUR UNEXPECTED COSTS OR PREVENT US FROM SELLING OUR PRODUCTS.

     The number of intellectual property claims in our industry may increase as the number of competing products grows and the functionality of products in different industry segments overlaps. In recent years, there has been a tendency by software companies to file substantially increasing numbers of patent applications. We have no way of knowing what patent applications third parties have filed until a patent is issued. It can take as long as three years for a patent to be granted after an application has been filed. Although we are not aware that any of our products infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to current or future products. Any of these claims, with or without merit, could be time-consuming to address, result in costly litigation, cause product shipment delays or require us to enter into royalty or license agreements. These royalty or license agreements might not be available on terms acceptable to us or at all, which could materially and adversely affect our business.

OUR INTERNATIONAL OPERATIONS POSE RISKS FOR OUR BUSINESS AND FINANCIAL
CONDITION.

     We currently conduct operations in a number of countries around the world. These operations require significant management attention and financial resources and subject us to risks inherent in doing business internationally, such as:

     - regulatory requirements;

     - difficulties in staffing and managing foreign operations;

     - longer collection cycles;

     - different accounting practices;

     - problems in collecting accounts receivable;

     - legal uncertainty regarding liability, ownership and protection of intellectual property;

     - tariffs and other trade barriers;

     - seasonal reductions in business activities;

     - potentially adverse tax consequences; and

     - political instability.

     Any of the above factors could adversely affect the success of our international operations. One or more of these factors could have a material adverse effect on our business and operating results.

FLUCTUATIONS IN FOREIGN CURRENCIES COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     Although the majority of our contracts are denominated in U.S. dollars, most of the revenues from licenses with customers outside the United States have been denominated in foreign currencies, typically in the local currency of our selling business unit. We anticipate that the proportion of our revenues denominated in foreign currencies will increase. A decrease in the value of foreign currencies relative to the U.S. dollar could result in losses from foreign currency fluctuations. With respect to our international sales that are U.S. dollar-denominated, an increase in the value of the U.S. dollar relative to the value of foreign currencies could make our products and services less competitive with respect to price.

IF WE LOSE OUR KEY PERSONNEL, THE SUCCESS AND GROWTH OF OUR BUSINESS MAY SUFFER.

     Our success depends significantly on the continued service of our executive officers. We do not have fixed-term employment agreements with any of our executive officers, and we do not maintain key person life insurance on our executive officers. The loss of services of any of our officers for any reason could have a material adverse effect on our business, operating results, financial condition and cash flows.

THE FAILURE TO HIRE AND RETAIN QUALIFIED PERSONNEL WOULD HARM OUR BUSINESS.

     We believe that our success also will depend significantly on our ability to attract, integrate, motivate and retain additional highly skilled technical, managerial, sales, marketing and services personnel. Competition for skilled personnel is intense, and there can be no assurance that we will be successful in attracting, motivating and retaining the personnel required to grow and operate profitably. In addition, the cost of hiring and retaining skilled employees is high, and this reduces our profitability. Failure to attract and retain highly skilled personnel could materially and adversely affect our business. An important component of our employee compensation is stock options. A decline in our stock price could adversely affect our ability to attract and retain employees, as it has in the past.

WE HAVE RECENTLY EXPERIENCED SIGNIFICANT CHANGES IN OUR SENIOR MANAGEMENT TEAM AND THERE IS NO ASSURANCE THE TEAM WILL WORK TOGETHER EFFECTIVELY.

     Commencing in the first quarter of fiscal 2000, we have completely changed our senior management team. Gregory J. Owens, our Chief Executive Officer, joined us in April 1999. With one exception, all of our other present executive officers joined us after Mr. Owens. Our success depends on the ability of our management team to work together effectively. Our business, revenues and financial condition will be materially and adversely affected if our senior management team does not manage our company effectively or if we are unable to retain our senior management.

EXPENSES ARISING FROM OUR STOCK OPTION REPRICING MAY HAVE A MATERIAL ADVERSE IMPACT ON FUTURE PERFORMANCE.

     In response to the poor performance of our stock price between May 1998 and January 1999, we offered to reprice employee stock options, other than those held by our executive officers or directors, effective January 29, 1999, to bolster employee retention. The effect of this repricing resulted in options to acquire approximately 3,040,000 shares being repriced and the four-year vesting period starting over. The recently adopted FASB Interpretation No. 44 of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," requires us to record compensation expense or benefit associated with the change in the market price of these options. The increase in our common stock market price since the FASB-mandated measurement date of July 1, 2000 resulted in a non-cash stock compensation expense of $14.6 million being recorded for the nine months ended November 30, 2000. This non-cash stock compensation expense caused what would otherwise have been reported as net income for the nine months of $3.2 million, or $0.05 per basic and diluted share, to be reported as a net loss of $11.4 million, or $0.20 per basic and diluted share. In each future quarter, we will record the additional expense or benefit related to the repriced stock options still outstanding based on the change in our common stock price as compared to the measurement date. As a result, the repricing may continue to have a material adverse impact on reported financial results and could therefore negatively affect our stock price.

WE MAY BE SUBJECT TO FUTURE LIABILITY CLAIMS, AND OUR COMPANY'S AND PRODUCTS' REPUTATION MAY SUFFER.

     Many of our implementations involve projects that are critical to the operations of our clients' businesses and provide benefits that may be difficult to quantify. Any failure in a client's system could result in a claim for substantial damages against us, regardless of our responsibility for the failure. We have entered into and plan to continue to enter into agreements with software vendors, consulting firms, resellers and others whereby they market our solutions. If these vendors fail to meet their clients' expectations or cause failures in their clients' systems, the reputation of our company and products could be materially and adversely affected even if our software products perform in accordance with their functional specifications.

                         RISKS RELATED TO OUR INDUSTRY


LACK OF GROWTH OR DECLINE IN INTERNET USAGE OR MARKETPLACES COULD BE DETRIMENTAL TO OUR FUTURE OPERATING RESULTS.



     The growth of the Internet has increased demand for supply chain management and pricing/ revenue optimization and marketplace solutions, as well as created markets for new and enhanced product offerings. Therefore, our future sales and profits are substantially dependent upon the Internet as a viable commercial marketplace. The Internet may not succeed in becoming a viable marketplace for a number of reasons, including:


     - potentially inadequate development of network infrastructure or delayed development of enabling technologies and performance improvements;

     - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity;

     - concerns that may develop among businesses and consumers about accessibility, security, reliability, cost, ease of use and quality of service;

     - increased taxation and governmental regulation; or

     - changes in, or insufficient availability of, communications services to support the Internet, resulting in slower Internet user response times.

     The occurrence of any of these factors could require us to modify our technology and our business strategy. Any such modifications could require us to expend significant amounts of resources. In the event that the Internet does not become and remain a viable commercial marketplace, our business, financial condition and results of operations could be materially and adversely affected.


NEW LAWS OR REGULATIONS AFFECTING THE INTERNET, MARKETPLACES OR COMMERCE IN GENERAL COULD REDUCE OUR REVENUES AND ADVERSELY AFFECT OUR GROWTH.


     Congress and other domestic and foreign governmental authorities have adopted and are considering legislation affecting the use of the Internet, including laws relating to the use of the Internet for commerce and distribution. The adoption or interpretation of laws regulating the Internet, or of existing laws governing such things as consumer protection, libel, property rights and personal privacy, could hamper the growth of the Internet and its use as a communications and commercial medium. If this occurs, companies may decide not to use our products or services, and our business and operating results could suffer.


THE VIABILITY OF ELECTRONIC MARKETPLACES IS UNCERTAIN.



     Electronic marketplaces that allow collaboration over the Internet among trading partners are relatively new and unproven. There can be no assurance that trading partners will adopt marketplaces as a method of doing business. Trading partners may fail to participate in marketplaces for a variety of reasons, including:



     - concerns about the confidentiality of information provided electronically to marketplaces;



     - the inability of technological advances to keep pace with the volume of information processed by marketplaces; and



     - regulatory issues, including antitrust issues that may arise when trading partners collaborate through marketplaces.

     Any of these factors could limit the growth of marketplaces as an accepted means of commerce. Slower growth or the abandonment of the marketplace concept in one or more industries could have a material adverse affect on our results of operations and financial condition.


                               OTHER RISK FACTORS

OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     In November 2000, we completed a debt offering of $250 million in 5% subordinated convertible notes (the "Notes"). Our indebtedness could have important consequences for investors. For example, it could:

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to obtain additional financing;

     - require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

     - place us at a competitive disadvantage relative to our competitors with less debt.

     Although we have no present plans to do so, we may incur substantial additional debt in the future. Neither the terms of our credit facility nor the terms of these Notes fully prohibit us from doing so. If a significant amount of new debt is added to our current levels, the related risks described above could intensify.

WE MAY HAVE INSUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS.

     We will be required to generate cash sufficient to pay all amounts due on the Notes and to conduct our business operations. We have net losses, and we may not be able to cover our anticipated debt service obligations. This may materially hinder our ability to make principal and interest payments on the Notes. Our ability to meet our future debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

RESALES OF SIGNIFICANT AMOUNTS OF OUR COMMON STOCK ISSUED IN CONNECTION WITH THE ACQUISITION OF TALUS SOLUTIONS MAY CAUSE OUR STOCK PRICE TO DECLINE.

     In connection with the acquisition of Talus Solutions, Inc., we issued 7,026,260 new shares of our common stock. Of these shares, a total of 5,972,530 shares were delivered to Manugistics' exchange agent for direct transfer to the former Talus stockholders and a total of 1,053,730 shares were delivered to State Street Bank and Trust Company, as escrow agent, to secure potential indemnification claims of Manugistics. To the extent that the escrowed shares are not subject to indemnification claims, the escrowed shares will be released, subject to existing claims, in two installments, on October 31, 2001 and July 2, 2002. Of the 5,972,530 shares delivered to the exchange agent, approximately 1.3 million shares were freely tradable upon completion of the acquisition. The remaining approximately 4.6 million shares are subject to share transfer restrictions and will become available for sale in three stages in accordance with the terms of the share transfer restriction agreements signed by certain principals of Talus Solutions, Inc. The first release date was January 18, 2001, at which time approximately 1.4 million shares were released. The balance of these shares will be released, in accordance with the terms of the share transfer restriction agreements, on May 31, 2001 and October 31, 2001.

     In addition, at closing, a total of approximately 1.4 million shares were reserved for issuance upon exercise of outstanding Talus Solution's stock options and warrants which were assumed by Manugistics. Options to purchase a total of approximately 700,000 shares were exercisable at the time of completion of the acquisition. In addition, a total of approximately 370,000 of these shares were subject to share transfer restrictions which expired January 18, 2001.

SALES OF SIGNIFICANT AMOUNTS OF OUR COMMON STOCK BY OUR EXECUTIVE OFFICERS AND DIRECTORS MAY CAUSE OUR STOCK PRICE TO DECLINE.

     Certain of our executive officers have entered into pre-established trading plans pursuant to which they sold a total of approximately 515,000 shares of our common stock in January 2001. Thereafter, they will sell up to approximately 300,000 shares per fiscal quarter pursuant to these trading plans. These quarterly sales will continue indefinitely until the trading plans are modified or terminated. Certain of our other executive officers and directors are considering establishing similar plans to sell shares on a quarterly basis. The sale of these shares may cause the market price of our stock price to decline.

OUR CHARTER AND BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER EVEN IF BENEFICIAL TO STOCKHOLDERS.

     Our charter and our bylaws, in conjunction with Delaware law, contain provisions that could make it more difficult for a third party to obtain control of us even if doing so would be beneficial to stockholders. For example, our bylaws provide for a classified board of directors and allow our board of directors to expand its size and fill any vacancies without stockholder approval. In addition, our bylaws require a two-thirds vote of stockholders to remove a director from office. Furthermore, our board has the authority to issue preferred stock and to designate the voting rights, dividend rate and privileges of the preferred stock all of which may be greater than the rights of common stockholders.

OUR STOCK PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE VOLATILE.

     The trading price of our common stock has been and is likely to be highly volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

     - actual or anticipated variations in quarterly operating results;

     - announcements of technological innovations;

     - new products or services offered by us or our competitors;

     - changes in financial estimates by securities analysts;


     - conditions or trends in the market for supply chain management, pricing/revenue optimization and marketplace solutions;



     - changes in the performance and/or market valuations of our current and potential competitors and the software industry in general;


     - our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     - adoption of industry standards and the inclusion of our technology in, or compatibility of our technology with, such standards;

     - adverse or unfavorable publicity regarding us or our products;

     - additions or departures of key personnel;

     - our sales of additional capital stock; and

     - other events or factors that may be beyond our control.

     In addition, the stock markets in general, The Nasdaq National Market and the market for software companies in particular, have recently experienced extreme price and volume volatility and a significant cumulative decline in recent months. Such volatility and decline have affected many companies irrespective of or disproportionately to the operating performance of these companies. These broad market and industry factors may materially and adversely further affect the market price of our common stock, regardless of our actual operating performance.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock offered hereby. The selling stockholders will receive all of the net proceeds from the sale of the common stock which they respectively own.

                          PRICE RANGE OF COMMON STOCK

     Our common stock trades on The Nasdaq National Market under the symbol "MANU." The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock, as reported on The Nasdaq National Market for the periods indicated.


                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR 2000
  First Quarter.............................................  $ 5.63   $ 2.63
  Second Quarter............................................    8.00     4.34
  Third Quarter.............................................    8.94     4.53
  Fourth Quarter............................................   29.06     8.50
FISCAL YEAR 2001
  First Quarter.............................................  $35.13   $12.53
  Second Quarter............................................   46.66    11.25
  Third Quarter.............................................   66.06    30.88
  Fourth Quarter............................................   64.38    26.94
FISCAL YEAR 2002
  First Quarter (March 1 through March 7)...................  $31.38   $21.50



     On March 7, 2001, the last reported sale price of our common stock as reported on The Nasdaq National Market was $26.94 per share. On March 7, 2001, there were approximately 370 holders of record of our common stock.


                                DIVIDEND POLICY

     We have never paid any cash dividends on our capital stock. We currently anticipate that we will retain earnings to support our operations and to finance the growth and development of our business, and we do not anticipate paying any cash dividends for the foreseeable future. We have an unsecured committed revolving credit facility with a commercial bank that will expire on September 30, 2001, unless it is renewed. Under the terms of the credit facility, we are prohibited from declaring or paying cash dividends on our common stock.

                              SELLING STOCKHOLDERS


     This Prospectus is to be used in connection with the sale by the selling stockholders of a total of up to approximately 279,822 shares of common stock. The shares to be sold by the selling stockholders, other than Mr. Broderick, will be issued to the selling stockholders in connection with our acquisition of STG. (See "Recent Developments -- Acquisition of STG Holdings, Inc.," above, and "Plan of Distribution," below.) These shares were issued in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. The shares to be sold by Mr. Broderick are issuable upon exercise of an option granted to him by one of our affiliates in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(1 1/2) of the Securities Act.


     The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of January 31, 2001; each selling stockholder owned less than one percent of the shares of common stock then outstanding. The shares being offered by this Prospectus constitute all of the shares of common stock acquired to date by the selling stockholders in the Acquisition. Each selling stockholder, other than Mr. Broderick, owns only those shares of common stock which were acquired by such selling stockholder in the Acquisition. Mr. Broderick beneficially owns a total of 3,386 outstanding shares of our common stock which are not being offered pursuant to this Prospectus. It is assumed that all of the shares being offered by this Prospectus will be sold; however, each of the selling stockholders has the right to reduce the number of shares offered for sale or to otherwise decline to sell any or all of the shares registered hereunder.


     To the best of our knowledge, none of the selling stockholders has held any office or maintained any material relationship with us or our affiliates over the past three years, except as set forth in the notes to the table below.


                      NAME OF SELLING                         NUMBER OF SHARES OWNED
                        STOCKHOLDER                                AND OFFERED
                      ---------------                         ----------------------
STG Stockholders
APS Partners, L.P...........................................          90,142
Merifin Capital, NV.........................................          37,810
Strathdon Investments Limited...............................          29,755
Lord Nicholas Hillsborough..................................             602
Dr. Stephen Franks (1)......................................             434
Benjamin William Brown......................................             371
Brian Derek Taylor (2)......................................             312
John Alexander Spens........................................             197
Colin MacDonald Amies.......................................             199
                                                                     -------
STG Stockholders Total......................................         159,822
Other Selling Stockholders
Joseph E. Broderick(3)......................................         120,000
                                                                     -------
Grand Total.................................................         279,822


---------------

(1) Dr. Stephen Franks serves as the Managing Director of Scheduling Technology Group Limited, which became our subsidiary upon the effectiveness of the Acquisition.


(2) Brian Taylor serves as the Software Service Manager of Scheduling Technology Group Limited which became our subsidiary upon the effectiveness of the Acquisition.

(3) Joseph Broderick served as our Executive Vice President from December 1995 through January 1999.

                              PLAN OF DISTRIBUTION


     We have agreed to register the shares of the selling stockholders for resale under the Securities Act at our own expense. We intend to keep the Registration Statement, of which this Prospectus is a part, effective at least until the first to occur of: (i) the sale of all the shares pursuant to the Registration Statement; or (ii) 367 days after the Registration Statement becomes effective. The selling stockholders may generally sell or otherwise transfer the shares pursuant to this Prospectus, in accordance with the provisions of Rule 144 under the Securities Act or in transactions otherwise exempt from registration under the Securities Act.


     All of the shares to be issued in connection with the Acquisition, or issuable upon the exercise of Mr. Broderick's stock option, are covered by this Prospectus and are eligible to be resold upon the effectiveness of the Registration Statement of which this Prospectus is a part.

     The common stock is presently listed for trading on The Nasdaq National Market. The sale of the shares offered under this Prospectus is not being underwritten. The selling stockholders may sell the shares covered by this Prospectus from time to time in ordinary brokers' transactions through the facilities of Nasdaq, in block transactions, in privately negotiated transactions, or otherwise. Sales of shares may be effected at market prices prevailing at the time of sale, at negotiated prices, or otherwise. There will be no charges or commissions paid to us by the selling stockholders in connection with the issuance of the shares. It is anticipated that usual and customary brokerage fees will be paid by the selling stockholders upon sale of the common stock offered under this Prospectus. In connection with any sales, the selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed underwriting commissions under the Securities Act.

     Each selling stockholder has agreed that it will not take, directly or indirectly, any action designed to cause or result in, or which has constituted or might reasonably be expected to constitute, the manipulation or stabilization of the price of our common stock or of any of our other securities. In particular, Regulation M under the Securities Act imposes certain restrictions on issuers, selling stockholders, and other participants in a distribution of securities which are intended to prohibit such persons from facilitating the distribution by "conditioning" the market for such securities.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.002 per share, and 4,620,253 shares of preferred stock, par value $0.01 per share.

COMMON STOCK


     As of February 28, 2001, there were 66,680,600 shares of our common stock outstanding held of record by approximately 373 holders.


     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Holders of our common stock do not have the right to cumulate their votes. Directors are elected by a plurality of votes cast; all other matters are approved by a majority of the votes cast.

     Subject to preferences that may be applicable to any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of our preferred stock. Holders of our common stock have no preemptive rights and no right to convert our common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

PREFERRED STOCK

     We may, by resolution of our board of directors, and without any further vote or action by our stockholders, authorize and issue, subject to certain limitations prescribed by law, up to an aggregate of 4,620,253 shares of preferred stock. The preferred stock may be issued in one or more classes or series of shares of any class or series. With respect to any classes or series, our board of directors may determine the designation and the number of shares, preferences, limitations and special rights, including dividend rights, conversion rights, voting rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred stock may delay, defer or prevent a change of control. No shares of preferred stock are outstanding and we presently have no plans to issue shares of preferred stock.

LIMITATION ON LIABILITY

     Our certificate of incorporation limits or eliminates the liability of our directors to us or our stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

     - for any breach of such person's duty of loyalty;

     - for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

     - for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law; and

     - for any transaction resulting in receipt by such person of an improper personal benefit.

     Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We also have directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Our by-laws provide for the division of our board of directors into three classes. Each class must be as nearly equal in number as possible. Additionally, each class must serve a three-year term. The terms of each class are staggered so that each term ends in a different year over a three-year period. Any director not elected by holders of preferred stock may be removed only for cause and only by the vote of more than 67% of the shares entitled to vote for the election of directors.

     Our certificate of incorporation provides that our board of directors may establish the rights of, and cause us to issue, substantial amounts of preferred stock without the need for stockholder approval. Further, our board of directors may determine the terms, conditions, rights, privileges and preferences of the preferred stock. Our board is required to exercise its business judgment when making such determinations. Our board of directors' use of the preferred stock may inhibit the ability of third parties to acquire Manugistics. Additionally, our board may use the preferred stock to dilute the common stock of entities seeking to obtain control of Manugistics. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. Our preferred stock provides desirable flexibility in connection with possible acquisitions, financings and other corporate transactions. However, it may have the effect of discouraging, delaying or preventing a change in control of Manugistics. We have no present plans to issue any shares of preferred stock. The existence of the foregoing provisions in our certificate of incorporation and by-laws could make it more difficult for third parties to acquire or attempt to acquire control of us or substantial amounts of our common stock.

     Section 203 of the Delaware General Corporation Law applies to Manugistics.
Section 203 of the Delaware General Corporation Law generally prohibits certain "business combinations" between a Delaware corporation and an "interested stockholder." An "interested stockholder" is generally defined as a person who, together with any affiliates or associates of such person, beneficially owns, or within three years did own, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The statute broadly defines business combinations to include:

     - mergers;

     - consolidations;

     - sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or aggregate market value of all outstanding stock of the corporation; and

     - certain transactions that would increase the "interested stockholder's" proportionate share ownership in the corporation.

     The statute prohibits any such business combination for a period of three years commencing on the date the "interested stockholder" becomes an "interested stockholder," unless:

     - the business combination is approved by the corporation's board of directors prior to the date the "interested stockholder" becomes an "interested stockholder"; or

     - the "interested stockholder" acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an "interested stockholder" if the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

     The Delaware General Corporation Law contains provisions enabling a corporation to avoid Section 203's restrictions if stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or by-laws to avoid the restrictions. We have not and do not currently intend to "elect out" of the application of
Section 203 of the Delaware General Corporation Law.

                                 LEGAL MATTERS


     Certain legal matters with respect to the validity of the common stock offered by this Prospectus are being passed upon for Manugistics by Dilworth Paxson LLP, Philadelphia, Pennsylvania. Joseph H. Jacovini, Chairman and a member of Dilworth Paxson LLP, is a member of the board of directors of Manugistics. On February 28, 2001, Mr. Jacovini was the beneficial owner of 142,000 shares of common stock (including 2,672 shares of common stock held by his spouse and a total of 76,328 shares of common stock issuable upon exercise of certain options).

                                    EXPERTS

     The consolidated financial statements of Manugistics as of February 29, 2000 and February 28, 1999 and for each of the three years in the period ended February 29, 2000, incorporated in this Prospectus by reference from the Manugistics Annual Report on Form 10-K for the period ended February 29, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing. The consolidated financial statements give retroactive effect to the merger of Manugistics and TYECIN Systems, Inc. ("TYECIN"), which has been accounted for as a pooling of interests as described in Note 11 to the consolidated financial statements. We did not audit the statements of income, stockholders' equity and cash flows of TYECIN for the year ended December 31, 1997, which consolidated statements reflect total revenues of $4,597,200 for the year ended December 31, 1997. Those consolidated statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it related to the amounts included for TYECIN for 1997 is based solely upon the report of such auditors.

     The consolidated balance sheets of Talus Solutions, Inc. and its subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of TYECIN Systems, Inc., not separately presented in this Prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants whose report thereon is incorporated by reference herein. Such consolidated financial statements, to the extent they have been included in the financial statement of Manugistics, have been so incorporated by reference in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Internet website at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

     - Annual Report on Form 10-K for the year ended February 29, 2000;

     - Current Report on Form 8-K, filed March 2, 2000;

     - Current Report on Form 8-K, filed April 27, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended May 31, 2000;

     - Current Report on Form 8-K, filed September 22, 2000;

     - Current Report on Form 8-K/A, filed October 10, 2000;

     - Current Report on Form 8-K, filed October 11, 2000;

     - Current Report on Form 8-K/A, filed October 11, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended August 31, 2000;

     - Current Report on Form 8-K, filed October 20, 2000;

     - Current Report on Form 8-K, filed November 1, 2000;

     - Current Report on Form 8-K, filed November 2, 2000;

     - Current Report on Form 8-K, filed November 8, 2000;

     - Current Report on Form 8-K, filed November 28, 2000;

     - Current Report on Form 8-K, filed December 7, 2000;

     - Current Report on Form 8-K, filed December 8, 2000;

     - Current Report on Form 8-K, filed December 21, 2000;

     - Current Report on Form 8-K, filed December 22, 2000;

     - Current Report on Form 8-K, filed January 4, 2001;

     - Quarterly Report on Form 10-Q for the quarter ended November 30, 2000;


     - Current Report on Form 8-K/A, filed January 16, 2001;



     - Current Report on Form 8-K, filed January 18, 2001;



     - Current Report on Form 8-K, filed March 7, 2001;



     - Current Report on Form 8-K, filed March 8, 2001; and


     - The description of our common stock contained in our Registration Statement on Form 8-A, as amended, including any amendment or report filed to update the description.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                               INVESTOR RELATIONS
                            MANUGISTICS GROUP, INC.
                           2115 EAST JEFFERSON STREET
                              ROCKVILLE, MD 20852
                                 (301) 984-5000

     This Prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this Prospectus and the Registration Statement.

     We have authorized no one to provide you with different information. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

     We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this Prospectus or any Prospectus Supplement. You must not rely on any unauthorized information. This Prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this Prospectus is current
as of             , 2001. You should not assume that this Prospectus is accurate as of any other date.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of the estimated expenses to be incurred by the Registrant in connection with the registration of the common stock. All amounts are estimated, except the SEC registration fee.

SEC Registration............................................   $   2,629
Printing Expenses...........................................      45,000
Legal Fees and Expenses.....................................      50,000
Accountants' Fees and Expenses..............................      40,000
Transfer Agent..............................................       1,000
Miscellaneous...............................................       5,371
                                                               ---------
          Total.............................................     144,000
                                                               =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We have adopted the provisions of Section 102(b)(7) of the Delaware GCL, which eliminate or limit the personal liability of a director to us or our stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware GCL, we shall indemnify each of our directors and officers against expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, our best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of a quorum of disinterested members of our Board of Directors, our independent legal counsel or our stockholders.

     Our Certificate of Incorporation states that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit a director's liability for any breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware GCL, or for any transaction from which the director derived an improper personal benefit.

     Our bylaws further provide that we shall indemnify our officers, directors and employees to the fullest extent permitted by law. The bylaws also permit us to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the foregoing provision of the bylaws. We maintain such insurance.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
  2           Form of Executed Stock Purchase Agreement between
              Manugistics Group, Inc., Manugistics, Inc., STG Holdings,
              Inc., each of the stockholders of STG Holdings, Inc. and
              Strathdon Investments Limited dated as of December 22, 2000.
  4.1         Form of Executed Registration Rights Agreement by and among
              Manugistics Group, Inc., STG Holdings, Inc., each of the
              stockholders of STG Holdings, Inc. and Strathdon Investments
              Limited dated as of January 16, 2001.
  5           Opinion of Dilworth Paxson LLP.
 23.1         Consent of Deloitte & Touche LLP regarding the Consolidated
              Financial Statements of Manugistics Group, Inc. and
              subsidiaries.
 23.2         Consent of KPMG LLP regarding the Consolidated Financial
              Statements of Talus Solutions, Inc. and subsidiary.
 23.3         Consent of PricewaterhouseCoopers LLP regarding the
              Consolidated Financial Statements of TYECIN Systems, Inc.
              and subsidiaries.
 23.4         Consent of Dilworth Paxson LLP (included in Exhibit 5).
 24           Power of Attorney (reference is made to the signature page of the initial filing of this Registration Statement).



ITEM 17.  UNDERTAKINGS.


     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby further undertakes that:

     (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby further undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) that, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 9th day of March, 2001.


                                          MANUGISTICS GROUP, INC.


                                          By: /s/ RAGHAVAN RAJAJI

                                            ------------------------------------

                                              Raghavan Rajaji Executive Vice
                                              President and Chief Financial
                                              Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                    TITLE                      DATE
                  ---------                                    -----                      ----
                      *                        Chairman of the Board of Directors     March 9, 2001
---------------------------------------------    and Chief Executive Officer
              Gregory J. Owens                   (Principal Executive Officer)

             /s/ RAGHAVAN RAJAJI               Executive Vice President and Chief     March 9, 2001
---------------------------------------------    Financial Officer (Principal
               Raghavan Rajaji                   Financial Officer and Principal
                                                 Accounting Officer)

                      *                                      Director                 March 9, 2001
---------------------------------------------
              J. Michael Cline

                      *                                      Director                 March 9, 2001
---------------------------------------------
              Steven A. Denning

                      *                                      Director                 March 9, 2001
---------------------------------------------
                Esther Dyson

                      *                                      Director                 March 9, 2001
---------------------------------------------
                Lynn C. Fritz

                      *                                      Director                 March 9, 2001
---------------------------------------------
             Joseph H. Jacovini

                      *                                      Director                 March 9, 2001
---------------------------------------------
                 Hau L. Lee

                      *                                      Director                 March 9, 2001
---------------------------------------------
              William G. Nelson

                  SIGNATURE                                    TITLE                      DATE
                  ---------                                    -----                      ----

                      *                                      Director                 March 9, 2001
---------------------------------------------
              Thomas A. Skelton

            */s/ RAGHAVAN RAJAJI                                                      March 9, 2001
---------------------------------------------
              Raghavan Rajaji,
              Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
  2           Form of Executed Stock Purchase Agreement between
              Manugistics Group, Inc., Manugistics, Inc., STG Holdings,
              Inc., each of the stockholders of STG Holdings, Inc. and
              Strathdon Investments Limited dated December 22, 2000.
  4.1         Form of Executed Registration Rights Agreement by and among
              Manugistics Group, Inc., STG Holdings, Inc., each of the
              stockholders of STG Holdings, Inc. and Strathdon Investments
              Limited dated as of January 16, 2001.
  5           Opinion of Dilworth Paxson LLP.
 23.1         Consent of Deloitte & Touche LLP regarding the Consolidated
              Financial Statements of Manugistics Group, Inc. and
              subsidiaries.
 23.2         Consent of KPMG LLP regarding the Consolidated Financial
              Statements of Talus Solutions, Inc. and subsidiary.
 23.3         Consent of PricewaterhouseCoopers LLP regarding the
              Consolidated Financial Statements of TYECIN Systems, Inc.
              and subsidiaries.
 23.4         Consent of Dilworth Paxson LLP (included in Exhibit 5).
 24           Power of Attorney (reference is made to the signature page of the initial filing of this Registration Statement).